UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2007 (May 18, 2007)

CONSTELLATION ENERGY GROUP, INC.

Exact name of registrant as specified in its charter

Commission File Number	IRS Employer Identification No.
1-12869	52-1964611

MARYLAND

(State of Incorporation of both registrants)

750 E. PRATT STREET, BALTIMORE, MARYLAND	21202
(Address of principal executive offices)	(Zip Code)

410-783-2800

(Registrants’ telephone number, including area code)

NOT APPLICABLE

(Former name, former address
and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 18, 2007, E. Follin Smith resigned as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc. (“Constellation Energy”).  Also effective May 18, 2007, John R. Collins was named Chief Financial Officer of Constellation Energy.  Mr. Collins, age 49, serves as Senior Vice President (since 2004) and Chief Risk Officer (since 2002) of Constellation Energy.

Under the terms of separation agreed to by Ms. Smith and Constellation Energy, Ms. Smith will act as a consultant to the Company until February 2008 to ensure an orderly transition and may not compete with Constellation Energy until May 2009.  In exchange for these agreements and her prior service to Constellation Energy, Ms. Smith will be entitled to receive: (1) any cash payments due under Constellation Energy’s 2005-2007 and 2007-2009 long-term incentive plans, pro-rated for the number of months Ms. Smith was employed during the applicable performance period, with the amount paid to be determined in accordance with the terms of the plans applicable to all participating employees; (2) a discretionary 2007 cash bonus, pro-rated for the number of months Ms. Smith was employed during 2007; (3) accelerated pro-rata vesting of outstanding unvested restricted stock awards based on the number of months Ms. Smith was employed during the applicable vesting period (equal to 6,251 shares plus accrued dividends), with the remaining unvested awards being cancelled; and (4) a cash payment of approximately $1.3 million, which represents a pro-rata payment of the 75% deferred portion of her 2006 cash-based long-term incentive award that had been previously disclosed in Constellation Energy’s 2007 annual proxy statement.  Any cash payments due Ms. Smith will be paid to her when such cash payments are generally paid to other Constellation Energy employees.

In connection with the foregoing, Constellation Energy issued a press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 18, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONSTELLATION ENERGY GROUP, INC.
(Registrant)

Date: May 18, 2007	/s/ Charles A. Berardesco
Charles A. Berardesco
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 18, 2007.